Integrity VUL Exhibit 5


                               SPECIAL UNDERTAKING

The Registrant hereby undertakes:

(a) to deliver any financial statements required to be made available under this Form, including the WSLIC financial statements, promptly to policy holders in accordance with the requirements set forth in the Great-West Life and Annuity Insurance Company (pub. avail. October 23, 1990).
(b) to update the registration statement if WSLIC terminates its guarantee to Integrity policy holders.

During any time there are insurance obligations outstanding and covered by the Guarantee issued by WSLIC, filed as an exhibit to this registration statement, Integrity hereby undertakes to provide notice to contract owners promptly after the happening of significant events related to the Guarantee. These significant events include: (i) termination of the Guarantee that has a material adverse effect on the contract owner's rights under the Guarantee; (ii) a default under the Guarantee that has a material adverse effect on the contract owner's rights under the Guarantee; or (iii) the insolvency of WSLIC.